REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this "Agreement") is made as of December 12, 2025 by and between U.S. Silver - Idaho, Inc. ("Purchaser"), Americas Gold and Silver Corporation, a corporation existing under the federal laws of Canada ("Purchaser Parent"), and the members of Crescent Silver LLC, a Delaware limited liability company ("Crescent"), listed on the signature pages hereto (each a "Member" and collectively, the "Members").

RECITALS

WHEREAS, the Purchaser, the Purchaser Parent, Crescent and the Members entered into the Membership Interest Purchase Agreement, dated as of November 12, 2025 (as amended from time to time, the "Membership Interest Purchase Agreement"), pursuant to which the Purchaser acquired the membership interests of the Company from the Members in exchange for cash and newly issued, unregistered common shares of the Purchaser Parent (the "Shares");

WHEREAS, as a condition to the obligations of the Company and the Members under the Membership Interest Purchase Agreement, the Parties are entering into this Agreement for the purpose of granting certain registration and other rights to the Members; and

WHEREAS, capitalized terms used but not defined in this Agreement shall have the meanings assigned to them by the Membership Interest Purchase Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Certain Definitions.  As used in this Agreement, capitalized terms not otherwise defined herein or in the Membership Interest Purchase Agreement shall have the meanings ascribed to them below:

"Affiliate" means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person.

"Business Day" means any day, other than a Saturday, Sunday or statutory holiday in the Province of Ontario or the State of New York, on which commercial banks in Toronto, Ontario and New York City, New York are open for business.

"Commission" means the United States Securities and Exchange Commission;

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"FINRA" means the Financial Industry Regulatory Authority, Inc.

"Holder" or "Holders" means the holder or holders, as the case may be, from time to time of Registrable Securities.

"Issuer Free Writing Prospectus" means an issuer free writing prospectus, as defined in Rule 433 under the U.S. Securities Act, relating to an offer of Registrable Securities.

"Majority Participating Holders" means Participating Holders holding more than 50% of the Registrable Securities proposed to be included in any offering of Registrable Securities by such Participating Holders.

"Participating Holder" means a Holder who shall have properly submitted a written request for inclusion of such Holder's Registrable Securities in a registration pursuant to Section 2.1 or Section 2.2 hereof.

"Shares" means common shares of the Purchaser Parent.

"Person" means any individual, corporation, legal person, partnership, firm, joint venture, syndicate, association, trust, trustee, limited liability company, unincorporated organization, trust company, Governmental Entity or any other form of entity or organization.

"Registrable Securities" means the 11,137,558 Shares issued to the Members pursuant to the Membership Interest Purchase Agreement, and any Shares issued or issuable in exchange for or with respect to such Shares by way of a stock dividend, stock split or combination of shares or in connection with a reclassification, recapitalization, merger, consolidation or other reorganization or otherwise; provided, however, that such shares will cease to be Registrable Securities upon the earlier of (a) when such securities shall have been sold or transferred in accordance with an effective registration statement under the U.S. Securities Act and/or a prospectus supplement filed thereunder, (b) when such shares may be sold or transferred by a Holder pursuant to Rule 144 (or any successor provision) without any restrictions (including any restrictions under rule 144(c)), (c) the date on which such securities have ceased to be outstanding and (d) the date that is three (3) years following the date of this Agreement.

"Registration Expenses" means all fees and expenses incurred in connection with the Purchaser Parent's performance of or compliance with the provisions of Article II, including, without limitation: (i) all registration, listing, qualification and filing fees (including FINRA filing fees); (ii) fees and expenses of compliance with state securities or "blue sky" laws (including counsel fees in connection with the preparation of a blue sky and legal investment survey and FINRA filings); (iii) printing and copying expenses; (iv) messenger and delivery expenses; (v) expenses incurred in connection with any road show; (vi) fees and disbursements of counsel for the Purchaser Parent; (vii) in the case of a registration or offering pursuant to Section 2.1(a) or 2.2, the reasonable fees and disbursements of one counsel for the Participating Holder(s) selected by the Majority Participating Holders, not to exceed $25,000 per transaction; (viii) fees and disbursements of the Purchaser Parent's  independent public accountants, including the expenses of any audit or "comfort" letter, and fees and expenses of other persons, including special experts, retained by the Purchaser Parent; (ix) underwriter fees, excluding discounts and commissions, and any other expenses which are customarily borne by the issuer of securities in a public equity offering; and (x) all internal expenses of the Purchaser Parent (including all salaries and expenses of officers and employees performing legal or accounting duties).

"Shares" means common shares of the Purchaser Parent.

"U.S. Securities Act" means the United States Securities Act of 1933, as amended.

ARTICLE II
REGISTRATION RIGHTS

Section 2.1 Resale Registration.

(a) The Purchaser Parent agrees that, no later than fifteen (15) days following the date hereof (the "Filing Deadline"), the Purchaser Parent will file with the Commission a registration statement on Form F-10 or Form F-3, at the option of the Purchaser Parent, or in the event that neither form  is  available, the Purchaser Parent shall file with the Commission a registration on such other form as is available to it (the "Resale Registration Statement"), covering the resale of the Registrable Securities and the Purchaser Parent shall use its commercially reasonable efforts to cause the Resale Registration Statement to be declared effective by the Commission as soon as reasonably practicable after the filing thereof but, in any event, no later than the earliest of (a) the 90th day after the filing date if the Commission notifies the Purchaser Parent that it will "review" the Resale Registration Statement and (b) the fifth Business Day after the date the Purchaser Parent is notified (orally or in writing, whichever is earlier) by the Commission that the Resale Registration Statement will not be "reviewed" or will not be subject to further review.  Notwithstanding the foregoing, if at the time the Purchaser Parent files the Resale Registration Statement, the Commission is not then currently reviewing certain filings by issuers, including the Resale Registration Statement, due to a shutdown of the federal government or otherwise, then the Purchaser Parent shall not include delaying amendment language in such filing of the Resale Registration Statement such that the Resale Registration Statement shall become effective in accordance with Section 8(a) of the Securities Act within twenty (20) calendar days of such filing. The Purchaser Parent shall take all actions reasonably necessary to maintain the continuous effectiveness of the Resale Registration Statement thereafter in accordance with this Section 2.1(a). The Purchaser Parent shall incorporate, if applicable, the language provided by Rule 473(b) of the U.S. Securities Act for the automatic effectiveness of the Resale Registration Statement twenty (20) calendar days following filing of an amendment to the Resale Registration Statement.  The Purchaser Parent shall use its commercially reasonable efforts to maintain the effectiveness of the Resale Registration Statement for the resale of the Registrable Securities for so long as the Holders hold any of the Registrable Securities or until this Agreement is terminated in accordance with its terms; provided, however, that if such Filing Deadline falls on a Saturday, Sunday, or other day that the Commission is closed for business, the Filing Deadline will be automatically extended to the next Business Day on which the Commission is open for business. The Purchaser Parent's obligation to include the Registrable Securities of any Holder in the Resale Registration Statement is contingent upon such Holder's compliance with its obligations pursuant to the last paragraph of Section 2.4 and is otherwise subject to the limitations set forth herein.

(b) The rights granted in Sections 2.1(a) to the Holders are subject to the following limitations:

(i) if any registration of Registrable Securities would require disclosure of information not otherwise then required by law to be publicly disclosed and, in the good faith judgment of the board of directors of the Purchaser Parent, such disclosure is reasonably likely to adversely affect any material financing, acquisition, corporate reorganization or merger or other material transaction or event involving the Purchaser Parent or otherwise have a material adverse effect on the Purchaser Parent (a "Valid Business Reason"), the Purchaser Parent may postpone or withdraw a filing of any registration statement or prospectus supplement filed pursuant to this Agreement (including the Resale Registration Statement) or the filing of any supplement or post-effective amendment relating thereto, in any case, until such Valid Business Reason no longer exists; provided, that in no event shall the Purchaser Parent avail itself of such right for more than 45 days, in the aggregate, in any period of 365 consecutive days and the Purchaser Parent shall give notice to the Holders of its determination to postpone or withdraw such registration statement or the filing of any related supplement or post-effective amendment and of the fact that the Valid Business Reason for such postponement or withdrawal no longer exists, in each case, promptly after the occurrence thereof.

If the Purchaser Parent shall have withdrawn or prematurely terminated the Resale Registration Statement filed under Section 2.1(a), the Purchaser Parent shall not be considered to have effected an effective registration for the purposes of this Agreement until the Purchaser Parent shall have filed a new registration statement (or prospectus supplement) covering the Registrable Securities covered by the withdrawn registration statement and such registration statement shall have been declared effective and shall not have been withdrawn or a new prospectus supplement covering the Registrable Securities shall have been filed. If the Purchaser Parent shall give any notice of withdrawal or postponement of a registration statement or the filing of a supplement or post-effective amendment of the Resale Registration Statement pursuant to clause (i) above, at such time as the Valid Business Reason that caused such withdrawal or postponement no longer exists (but in no event more than 90 days after the date of the postponement or withdrawal), the Purchaser Parent shall use its commercially reasonable efforts to effect the registration under the U.S. Securities Act of the Registrable Securities covered by the withdrawn or postponed registration statement in accordance with this Section 2.1.

(c) The Purchaser Parent, subject to Section 2.3 and Section 2.7, may elect to include in any registration statement and offering made pursuant to Section 2.1(a) (i) authorized but unissued Shares or Shares held by the Purchaser Parent as treasury shares and/or (ii) any other Shares that are requested to be included in such registration pursuant to the exercise of piggyback rights granted by the Purchaser Parent that are not inconsistent with the rights granted in, or otherwise conflict with the terms of, this Agreement ("Additional Piggyback Rights"); provided, however, that such inclusion shall be permitted only to the extent that it is pursuant to and subject to the terms of the underwriting agreement or arrangements entered into by the Participating Holders.

Section 2.2 Piggyback Registrations

(a) If, at any time during the term of this Agreement, the Purchaser Parent proposes to register any of its equity securities under the U.S. Securities Act pursuant to a firm-commitment underwritten public offering with Shares being offered and sold by the Purchaser Parent (other than pursuant to (i) a registration on Form F-4 or Form F-8 or any successor or similar form which is then in effect, (ii) an equity ATM program or equity line of credit or similar equity financing program or (iii) an offering of debt that is convertible into equity securities of the Purchaser Parent, the Purchaser Parent shall give prompt written notice of its intention to do so to each Holder of record of Registrable Securities. Upon the written request of any such Holder, made within five (5) days following the receipt of any such written notice (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder), the Purchaser Parent, subject to Section 2.2(b), Section 2.3 and Section 2.7, shall use commercially reasonable efforts, subject to any underwriter or agent cutbacks, to cause all such Registrable Securities that are not otherwise registered in accordance with Section 2.1(a) to be included in the registration statement with the securities that the Purchaser Parent at the time proposes to register to permit the sale or other disposition by such Holders in accordance with the intended method of distribution thereof of the Registrable Securities to be so registered.

(b) If, at any time after giving written notice of its intention to register a primary offering of equity securities and prior to the effective date of the registration statement filed in connection with such registration or the filing of a final prospectus supplement related to such offering, the Purchaser Parent shall determine for any reason not to register or to delay registration of such equity securities or not to proceed with the underwritten offering, the Purchaser Parent will give written notice of such determination to each Holder of record of Registrable Securities and (i) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Securities in connection with such abandoned registration, without prejudice, or (ii) in the case of a determination to delay such registration of its equity securities pursuant to Section 2.1(c)(i), shall be permitted to delay the registration of such Registrable Securities for the same period as the delay in registering such other equity securities.

(c) Any Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any registration statement (or prospectus supplement) or underwritten offering pursuant to this Section 2.2 by giving written notice to the Purchaser Parent of its request to withdraw. Such request must be made in writing prior to the earlier of the execution of the underwriting agreement or the execution of the custody agreement with respect to such registration. Such withdrawal shall be irrevocable and, after making such withdrawal, a Holder shall no longer have any right to include Registrable Securities in the registration as to which such withdrawal was made.

(d) Notwithstanding anything in this Section 2.2 to the contrary, no Holder shall have any right to include any Registrable Securities in any offering by the Purchaser Parent of Shares executed pursuant to any "at the market" program, equity line of credit facility or similar equity financing programs that the Purchaser Parent may have in effect from time to time on or after the date of this Agreement.

Section 2.3 Priority in Registrations.

(a) If any registration pursuant to Section 2.2 involves a firm commitment underwritten offering that was proposed by the Purchaser Parent, one or more Holders seeks to exercise piggyback rights with respect to such offering and the managing underwriter of such offering shall advise the Purchaser Parent that, in its view, the number of securities requested to be included in such registration exceeds the number (the "Section 2.3(a) Sale Number") that can be sold in an orderly manner in such registration within a price range acceptable to the Purchaser Parent, the Purchaser Parent shall include in such registration:

(i) first, all Shares that the Purchaser Parent proposes to register for its own account; and

(ii) second, to the extent that the number of securities to be included pursuant to clause (i) of this Section 2.3(a) is less than the Section 2.3(a) Sale Number, the remaining shares to be included in such registration shall be allocated on a pro rata basis among (i) all holders requesting that Registrable Securities or Piggyback Shares be included in such registration pursuant to the exercise of piggyback rights pursuant to Section 2.2 of this Agreement, and (ii) holders of  Additional Piggyback Rights, based on the aggregate number of Registrable Securities and Piggyback Shares then owned by each holder requesting inclusion in relation to the aggregate number of Registrable Securities and Piggyback Shares owned by all holders requesting inclusion, up to the Section 2.3(a) Sale Number.

Section 2.4 Registration Procedures.  Whenever the Purchaser Parent is required by the provisions of this Agreement to use its commercially reasonable efforts to effect or cause the registration of any Registrable Securities under the U.S. Securities Act as provided in this Agreement, the Purchaser Parent, as expeditiously as possible:

(a) shall prepare and file with the Commission the requisite registration statement, which shall comply as to form in all material respects with the requirements of the applicable form and shall include all financial statements required by the Commission to be filed therewith, use commercially reasonable efforts to cause such registration statement to become effective, and use commercially reasonable efforts to cause such registration statement to remain effective (i) in the case of a registration on Form F-1 or any successor form thereto, until such time as the registration statement may be replaced by a registration on Form F-3 or Form F-10 (or such shorter period which will terminate when all of the Registrable Securities covered by such registration statement have been sold pursuant thereto or may otherwise be sold pursuant to Rule 144 without regard to Rule 144(i)) or (ii) in the case of a registration on Form F-3 or Form F-10 or any successor form thereto, until the earlier to occur of (A) such time as there are no Registrable Securities remaining outstanding,  (B) such time as all Registrable Securities covered by such registration statement have been sold pursuant thereto, and (C) or may be sold pursuant to Rule 144 without regard to Rule 144(i) (provided, however, that before filing the Resale Registration Statement  , or any Issuer Free Writing Prospectus related thereto, the Purchaser Parent will furnish to one counsel for the Participating Holders (selected by the Majority Participating Holders) copies of all such documents proposed to be filed (including all exhibits thereto), which documents will be subject to the reasonable review and reasonable comment of such counsel, and the Purchaser Parent shall not file any Resale Registration Statement, or any Issuer Free Writing Prospectus related thereto, to which the Majority Participating Holders shall reasonably object; provided, further, however, that the Purchaser Parent shall not have any obligation to modify any information if the Purchaser Parent expects that so doing would cause the registration statement or amendment thereto, any prospectus or supplement thereto or any Issuer Free Writing Prospectus related thereto, to contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading);

(b) shall prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for such period as set forth in clause (a) above, and to comply with the provisions of the U.S. Securities Act with respect to the sale or other disposition of all Registrable Securities covered by such registration statement in accordance with the intended methods of disposition by the Participating Holders thereof set forth in such registration statement;

(c) shall furnish, without charge, to each Participating Holder such number of copies of such registration statement, each amendment thereto, the prospectus included in such registration statement, each preliminary prospectus and each Issuer Free Writing Prospectus utilized in connection therewith, all in conformity with the requirements of the U.S. Securities Act, and such other documents as such Participating Holder reasonably may request, and shall consent to the use in accordance with all applicable law of each such registration statement, each amendment thereto, each such prospectus, preliminary prospectus or Issuer Free Writing Prospectus by each such Participating Holder in connection with the offering and sale of the Registrable Securities covered by such registration statement or prospectus;

(d) shall use commercially reasonable efforts to register or qualify the Registrable Securities covered by such registration statement under such other securities or "blue sky" laws of such jurisdictions as any Participating Holder reasonably shall request, and do any and all other acts and things that may be reasonably necessary or advisable to enable such Participating Holder to consummate the disposition of the Registrable Securities in such jurisdictions, except that in no event shall the Purchaser Parent be required (i) to qualify to do business as a foreign corporation in any jurisdiction where, but for the requirements of this Section 2.4(d), it would not be required to be so qualified, (ii) to subject itself to taxation in any such jurisdiction, if it is not otherwise so subject or (iii) to consent to general service of process in any such jurisdiction;

(e) shall promptly notify each Participating Holder:

(i) when the Resale Registration Statement or any other registration statement filed pursuant to this Agreement, any applicable pre-effective amendment, any prospectus or any prospectus supplement related thereto, any applicable post-effective amendment thereto or any related Issuer Free Writing Prospectus has been filed and, with respect to the Resale Registration Statement or any other registration statement filed pursuant to this Agreement, or any applicable post-effective amendment thereto, when the same has become effective (provided that no notice is required pursuant to this clause (e)(i) to the extent the information is available on EDGAR);

(ii) of any request by the Commission or state securities authority for amendments or supplements to any such registration statements or the applicable prospectus related thereto or for additional information;

(iii) of the issuance by the Commission of any stop order suspending the effectiveness of any such registration statement or the initiation of any proceedings for that purpose;

(iv) of the receipt by the Purchaser Parent of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or blue sky laws of any jurisdiction or the initiation of any proceeding for such purpose;

(v) of the existence of any fact of which the Purchaser Parent becomes aware which results in any registration statement filed pursuant to this Agreement, any prospectus related thereto, any document incorporated therein by reference, any Issuer Free Writing Prospectus or the information conveyed to any purchaser at the time of sale to such purchaser containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statement therein not misleading; and

(vi) if at any time the representations and warranties contemplated by the underwriting agreement relating to an offering made in accordance with the terms of this Agreement shall cease to be true and correct in all material respects; and, if the notification relates to an event described in clause (v), the Purchaser Parent promptly shall prepare and file with the Commission, and furnish to each seller a reasonable number of copies of, a prospectus supplemented or amended so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(f) shall comply with all applicable rules and regulations of the Commission, and make generally available to its security holders financial information in such manner and at such times as are required by applicable securities laws in Canada and the United States;

(g) shall use reasonable efforts to cause all Registrable Securities covered by any registration statement filed pursuant to this Agreement to be authorized to be listed on a national securities exchange if shares of the particular class of Registrable Securities are at that time, or will be immediately following the offering, listed on such exchange;

(h) shall provide and cause to be maintained a transfer agent and registrar for all such Registrable Securities covered by any registration statement filed pursuant to this Agreement not later than the effective date of any such registration statement;

(i) shall use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any registration statement filed pursuant to this Agreement;

(j) shall provide a CUSIP number for all Registrable Securities, not later than the effective date of any registration statement filed pursuant to this Agreement;

(k) shall, subject to receipt from the Holder by the Purchaser Parent and the transfer agent of customary representations, upon the earliest of such time as the Shares (i) have been registered under the U.S. Securities Act pursuant to an effective registration statement, (ii) have been sold pursuant to Rule 144, or (iii) are eligible for resale under Rule 144 without any restrictions (or any successor provision), the Purchaser Parent shall, in accordance with the provisions of this Section 2.4(k) and as soon as reasonably practicable following any request therefor from a Holder accompanied by such customary representations referred to above, deliver to the transfer agent irrevocable instructions that the transfer agent shall make a new, unlegended entry for such book entry Shares; provided, however, that the Purchaser Parent may satisfy its obligations hereunder without issuing physical stock certificates through the use of The Depository Trust Purchaser Parent's Direct Registration System or Deposit/Withdrawal at Custodian service;

(l) shall not take any direct or indirect action prohibited by Regulation M under the Exchange Act; provided, however, that to the extent that any prohibition thereunder is applicable to the Purchaser Parent, the Purchaser Parent will take such action as is necessary to make any such prohibition inapplicable; and

(m) shall take all reasonable action to ensure that any Issuer Free Writing Prospectus utilized in connection with any underwritten offering pursuant to Section 2.1 or Section 2.2 complies in all material respects with the U.S. Securities Act, is filed in accordance with the U.S. Securities Act to the extent required thereby, is retained in accordance with the U.S. Securities Act to the extent required thereby and, when taken together with the related prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

The Purchaser Parent may require as a condition precedent to the Purchaser Parent's obligations under this Section 2.4 and Sections 2.1 and 2.2 that each Participating Holder as to which any registration or offering is being effected furnish the Purchaser Parent such information in writing regarding such Participating Holder and the distribution of its Registrable Securities as the Purchaser Parent from time to time reasonably may request and each Holder shall execute such documents in connection with such registration or offering as the Purchaser Parent may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Purchaser Parent shall be entitled to postpone and suspend the effectiveness or use of any such registration statement, if applicable; provided, that such information is necessary for the Purchaser Parent to consummate such registration or offering and shall be used only in connection with such registration or offering. Each Participating Holder agrees that upon receipt of any notice from the Purchaser Parent under Section 2.4(e)(v), such Participating Holder will discontinue its disposition of Registrable Securities pursuant to the applicable registration statement covering such Registrable Securities until such Participating Holder's receipt of the copies of the supplemented or amended prospectus. In the event the Purchaser Parent shall give any such notice, the applicable period set forth in Section 2.4(b) shall be extended by the number of days during such period from and including the date of the giving of such notice to and including the date when each Participating Holder shall have received the copies of the supplemented or amended prospectus.

Section 2.5 Intentionally Omitted.

Section 2.6 Registration Expenses.

(a) The Purchaser Parent shall pay all Registration Expenses with respect to  the filing of the Resale Registration Statement whether or not the Resale Registration Statement becomes effective or remains effective for the period contemplated by Section 2.4(a) and (ii) with respect to any registration effected under Section 2.2.

(b) Notwithstanding the foregoing, (i) the provisions of this Section 2.6 shall be deemed amended to the extent necessary to cause these expense provisions to comply with "blue sky" laws of each state in which the offering is made, (ii) in connection with any registration hereunder, each Participating Holder shall pay all underwriting discounts and commissions pro rata in accordance with the number of Registrable Securities sold in the offering by such Participating Holder and transfer taxes, if any, attributable to the sale of such Participating Holder's Registrable Securities, (iii) in connection with each registration pursuant to Section 2.1 or Section 2.2, the Participating Holder(s) shall pay all fees and disbursements of counsel for any holder of Registrable Securities, other than as provided under "Registration Expenses" and (iv) the Purchaser Parent shall, in the case of all registrations under this Article II, be responsible for all its internal expenses.

Section 2.7 Intentionally Omitted.

Section 2.8 No Required Sale.  Nothing in this Agreement shall be deemed to create an independent obligation on the part of any Holder to sell any Registrable Securities pursuant to any effective registration statement.

Section 2.09 Indemnification.

(a) In the event of any registration of any securities of the Purchaser Parent under the U.S. Securities Act pursuant to this Article II, the Purchaser Parent will, and hereby agrees to, indemnify and hold harmless, to the fullest extent permitted by law, each Holder, its directors, officers, fiduciaries, employees, agents, Affiliates, consultants, representatives, general and limited partners, stockholders, successors, assigns (and the directors, officers, employees and stockholders thereof), and each other Person, if any, who controls such Holder within the meaning of the Securities Act, from and against any and all losses, claims, damages or liabilities, joint or several, actions or proceedings (whether commenced or threatened) and expenses (including reasonable fees of counsel and any amounts paid in any settlement effected with the Purchaser Parent's consent, which consent shall not be unreasonably withheld or delayed) to which each such indemnified party may become subject under the Securities Act or otherwise in respect thereof (collectively, "Losses"), insofar as such Losses arise out of or are based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact necessary to be stated or necessary in order to make the statements, in light of the circumstances under which they were made, not misleading, in any registration statement under which such securities were registered under the Securities Act, or amendment thereof or supplement thereto, or in any preliminary, final or summary prospectus or any amendment or supplement thereto, together with the documents incorporated by reference therein, or any Issuer Free Writing Prospectus utilized in connection therewith, and the Purchaser Parent will reimburse any such indemnified party for any legal or other expenses reasonably incurred by such indemnified party in connection with% investigating or defending any such Loss as such expenses are incurred; provided, however, that the Purchaser Parent shall not be liable to any such indemnified party in any such case to the extent such Loss arises out of or is based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact made in such registration statement or amendment thereof or supplement thereto or in any such prospectus or any preliminary, final or summary prospectus or Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Purchaser Parent by or on behalf of any indemnified party specifically for use therein that has not been corrected in a subsequent writing at least one business day prior to the sale of Registrable Securities to the person assessing such claim. Such indemnity and reimbursement of expenses shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified party and shall survive the transfer of such securities by such Holder.

(b) Each Holder whose Registrable Securities are included in the securities as to which any registration under Section 2.1 or Section 2.2 is being effected shall, severally and not jointly, indemnify and hold harmless (in the same manner and to the same extent as set forth in paragraph (a) of this Section 2.10), to the fullest extent permitted by law, the Purchaser Parent, its officers and directors, each Person controlling the Purchaser Parent within the meaning of the Securities Act and all other prospective sellers and their respective directors, officers, fiduciaries, employees, agents, Affiliates, consultants, representatives, general and limited partners, stockholders, successors, assigns and respective controlling Persons from and against any Loss with respect to any untrue statement or alleged untrue statement of any material fact in, or omission or alleged omission of any material fact from, such registration statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or any Issuer Free Writing Prospectus utilized in connection therewith, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Purchaser Parent or its representatives by or on behalf of such Holder specifically for use therein and reimburse such indemnified party for any legal or other expenses reasonably incurred in connection with investigating or defending any such Loss as such expenses are incurred; provided, however, that the aggregate amount that any such Holder shall be required to pay pursuant to this Section 2.10 (including pursuant to paragraphs (c) and (d) below) shall in no case be greater than the amount of the net proceeds received by such Holder upon the sale of the Registrable Securities pursuant to the registration statement giving rise to such claim. Such indemnity and reimbursement of expenses shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified party and shall survive the transfer of such securities by such Holder.

(c) Any Person entitled to indemnification under this Agreement promptly shall notify the indemnifying party in writing of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section 2.10, but the failure of any such Person to provide such notice shall not relieve the indemnifying party of its obligations under the preceding paragraphs of this Section 2.10, except to the extent the indemnifying party is materially prejudiced thereby, and shall not relieve the indemnifying party from any liability that it may have to any such Person otherwise than under this Article II. In case any action or proceeding is brought against an indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, unless in the reasonable opinion of outside counsel to the indemnified party a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, to assume the defense thereof jointly with any other indemnifying party similarly notified, to the extent that it chooses, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party that it so chooses, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that (i) if the indemnifying party fails to take commercially reasonable steps necessary to defend diligently the action or proceeding within twenty (20) days after receiving notice from such indemnified party, (ii) if such indemnified party who is a defendant in any action or proceeding that is also brought against the indemnifying party reasonably shall have concluded that there may be one or more legal defenses available to such indemnified party that are not available to the indemnifying party or (iii) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct, then, in any such case, the indemnified party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all indemnified parties in each jurisdiction, except to the extent any indemnified party or parties reasonably shall have concluded that there may be legal defenses available to such party or parties that are not available to the other indemnified parties or to the extent representation of all indemnified parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct) and the indemnifying party shall be liable for any expenses therefor. Without the written consent of the indemnified party, which consent shall not be unreasonably withheld, no indemnifying party shall effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder, whether or not the indemnified party is an actual or potential party to such action or claim, unless such settlement, compromise or judgment (A) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (B) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d) If for any reason the foregoing indemnity is unavailable or is insufficient to hold harmless an indemnified party under Section 2.10(a), (b) or (c), then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of any Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other hand, with respect to such offering of securities. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. If, however, the allocation provided in the second preceding sentence is not permitted by applicable law, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative faults but also the relative benefits of the indemnifying party and the indemnified party as well as any other relevant equitable considerations. The parties hereto agree that it would not be just and equitable if contributions pursuant to this Section 2.10(d) were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the preceding sentences of this Section 2.10(d). The amount paid or payable in respect of any Loss shall be deemed to include any legal or other third party expenses reasonably incurred by such indemnified party in connection with investigating or defending any such Loss. No Person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Notwithstanding anything in this Section 2.10(d) to the contrary, no indemnifying party other than the Purchaser Parent shall be required pursuant to this Section 2.10(d) to contribute any amount in excess of the net proceeds received by such indemnifying party from the sale of Registrable Securities in the offering to which the Losses of the indemnified parties relate, less the amount of any indemnification payment made by such indemnifying party pursuant to Section 2.10(b) and Section 2.10(c).

(e) The indemnity and contribution agreements contained herein shall be in addition to any other rights to indemnification or contribution which any indemnified party may have pursuant to law or contract and shall remain operative and in full force and effect regardless of any investigation made or omitted by or on behalf of any indemnified party and shall survive the transfer of the Registrable Securities by any such party.

(f) The indemnification and contribution required by this Section 2.10 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred.

ARTICLE III
GENERAL

Section 3.1 Rule 144.  The Purchaser Parent covenants that (a) so long as it remains subject to the reporting provisions of the Exchange Act, it will timely file the reports required to be filed by it under the Securities Act or the Exchange Act or, if it is not required to file such reports, upon the request of any Holder it shall make publicly available other information so long as necessary to permit sales of such Registrable Securities in compliance with Rule 144 under the Securities Act and (b) it will take such further action as any Holder reasonably may request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission. Upon the reasonable request of any Holder in connection with the sale by such Holder of Registrable Securities without registration, the Purchaser Parent will deliver to such Holder a written statement as to whether it has complied with such requirements.

Section 3.2 Nominees for Beneficial Owners.  If Registrable Securities are held by a nominee for the beneficial owner thereof, the beneficial owner thereof may, at its option, be treated as the Holder of such Registrable Securities for purposes of any request or other action by any Holder or Holders pursuant to this Agreement or any determination of any number or percentage of shares constituting Registrable Securities held by any Holder or Holders contemplated by this Agreement; provided, that the Purchaser Parent shall have received assurances reasonably satisfactory to it of such beneficial ownership.

Section 3.3 No Inconsistent Agreements.  The rights granted to the Holders hereunder do not in any way conflict with and are not inconsistent with any other agreements to which the Purchaser Parent is a party or by which it is bound. Without the prior written consent of Holders of a majority of the then outstanding Registrable Securities, which consent shall not be unreasonably withheld, the Purchaser Parent will not enter into any agreement with respect to its securities that is inconsistent with the rights granted in this Agreement or otherwise conflicts with the provisions hereof, other than any lock-up agreement with the underwriters in connection with any registered offering effected hereunder, pursuant to which the Purchaser Parent shall agree not to register for sale, and the Purchaser Parent shall agree not to sell or otherwise dispose of, Shares or any securities convertible into or exercisable or exchangeable for Shares, for a specified period following the registered offering.

ARTICLE IV
MISCELLANEOUS

Section 4.1 Amendment and Waiver.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Purchaser Parent and the Holders holding a majority of the then outstanding Registrable Securities or, in the case of a waiver, by the party or parties against whom the waiver is to be effective, in an instrument specifically designated as an amendment or waiver hereto; provided, however, that waiver by the Holders shall require the consent of the Holders holding a majority of the then outstanding Registrable Securities.

(b) No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. The failure of the Purchaser Parent to cause the Resale Registration Statement to become effective and to remain effective as provided herein shall not convey to the Holder(s) any rights to the recovery of monetary and/or liquidated damages.

Section 4.2 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or on the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) if to a Holder, unless specified in this Section 4.2, to the address or email address set forth for such Holder on the signature page hereof (or if such Holder is a permitted assignee pursuant to Section 4.8, set forth in the written notice delivered in connection with such assignment); and

(ii) if to the Members, to:

c/o Hale Capital Partners, L.P.
17 State Street, Suite 3230
New York, NY  10004
Attention: Martin M. Hale Jr.
Email: martin@halefunds.com

(iii) if to the Purchaser Parent, to:

Americas Gold and Silver Corporation
145 King Street West, Suite 2870
Toronto, ON  M5H 1J8
Attention: Paul Huet
Email: japhuet@americas-gold.com

or such other address as the Purchaser Parent or the Holder shall have specified to the other party in writing in accordance with this Section 4.2.

Section 4.3 Interpretation.  When a reference is made in this Agreement to a Section or Article, such reference shall be to a Section or Article of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word "including" and words of similar import when used in this Agreement will mean "including, without limitation," unless otherwise specified. Each of the parties hereto acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 4.4 Entire Agreement.  This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof.

Section 4.5 No Third-Party Beneficiaries.  Except as provided in Section 2.10, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 4.6 Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, Laws of the State of Delaware. Each Party irrevocably attorns and submits to the co-exclusive jurisdiction of the state and federal courts located in the State of Delaware, and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

Section 4.8 Assignment; Successors.  This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties and shall inure to the benefit of each Holder. The Purchaser Parent may not assign (except by merger) its rights or obligations hereunder without the prior written consent of all of the Holders of the then outstanding Registrable Securities. Each Holder may assign their respective rights hereunder in the manner and to the any Affiliate of a Holder.

Section 4.9 Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal courts located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 4.10 Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 4.11 Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.12 Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 4.13 Facsimile or .pdf Signature.  This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 4.14 Time of Essence.  Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 4.15 Term.  Except as specifically otherwise provided herein, the provisions of this Agreement shall terminate upon the earliest to occur of the following: (i) no Registrable Securities remain outstanding; (ii) all of the Registrable Securities have been transferred, sold, or otherwise disposed of pursuant to the Resale Registration Statement or other registration statement or pursuant to the provisions of Rule 144 promulgated under the Securities Act (or any successor provision) or another applicable exemption from registration; or (iii) the date that is ten (10) years following the date hereof.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

U.S. SILVER - IDAHO, INC.

by	/s/ Paul Huet
Name: Paul Huet
Title: Chief Executive Officer

AMERICAS GOLD AND SILVER CORPORATION

by	/s/ Paul Huet
Name: Paul Huet
Title: Chief Executive Officer

HUSC SUB, LLC

by:	/s/ Martin M. Hale Jr.
Name: Martin M. Hale Jr.
Title: Authorized Signatory

HUSC II, LLC

by	/s/ Martin M. Hale Jr.
Name: Martin M. Hale Jr.
Title: Authorized Signatory

With a copy which shall not constitute notice to:

Greenberg Traurig, P.A.

401 E. Las Olas Blvd., Suite 2000

Fort Lauderdale, FL 33301

Attention: Mathew Hoffman

Email: hoffmanma@gtlaw.com

[Signature Page to Registration Rights Agreement]